Exhibit 99.1

News Release

Contact:	Investors: Jeb Bachmann - Managing Director, Investor Relations - (615) 263-3024 Financial Media: David Gutierrez, Dresner Corporate Services - (312) 780-7204

CORECIVIC REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

STRONG FINANCIAL PERFORMANCE DRIVEN BY FACILITY ACTIVATIONS

FACILITY SALES DEMONSTRATE UNDERLYING VALUE IN PORTFOLIO

BOARD OF DIRECTORS EXPANDS SHARE REPURCHASE AUTHORIZATION BY $500 MILLION

BRENTWOOD, Tenn. – August 5, 2026 – CoreCivic, Inc. (NYSE: CXW) (CoreCivic or the Company) announced today its second quarter 2026 financial results.

Financial Highlights – Second Quarter 2026

	For the Three Months Ended June 30, 2026	% Increase (Decrease) from Prior Year Quarter
➣ Total revenue	$684.9 million	27.3%
➣ Net Income	$37.1 million	(3.6%)
➣ Diluted EPS	$0.37	5.7%
➣ Adjusted Diluted EPS	$0.38	5.6%
➣ Normalized FFO per diluted share	$0.64	8.5%
➣ Adjusted EBITDA	$109.4 million	5.9%

Patrick Swindle, CoreCivic’s President and Chief Executive Officer, commented, “Building upon the strength of a successful start to 2026, the second quarter financial results exceeded our expectations, driven by lower operating costs and slightly higher populations from U.S. Immigration and Customs Enforcement (ICE). While we are pleased with our financial performance compared with the prior year quarter, recall that the prior year quarter included the benefit of $11.6 million, or $0.08 per share, of Employee Retention Credits, along with interest thereon, available under the CARES Act, so our earnings would have reflected more pronounced growth after taking into consideration this benefit.”

Swindle continued, “We ended the quarter with leverage, measured as net debt to Adjusted EBITDA, at 2.9x for the trailing twelve months. Subsequent to quarter-end, we sold four of our detention facilities to our federal government partner for total gross proceeds of $2.2 billion, or $307,000 per bed, demonstrating the value of our real estate portfolio. The sale of these facilities substantially strengthens our balance sheet and provides us significant flexibility with our capital allocation strategy and growth plans. Further, the board’s decision to further expand the share repurchase authorization underscores our commitment to disciplined capital allocation and reflects confidence in our ability to generate long-term shareholder value.”

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

Second Quarter 2026 Financial Results

Second Quarter 2026 Financial Results Compared With Second Quarter 2025

Net income in the second quarter of 2026 was $37.1 million, or $0.37 per diluted share, compared with net income in the second quarter of 2025 of $38.5 million, or $0.35 per diluted share (Diluted EPS). When adjusted for special items, which consisted of expenses associated with mergers and acquisitions and the associated income tax benefit in both periods, Adjusted Net Income was $37.7 million, or $0.38 per diluted share (Adjusted Diluted EPS), compared with Adjusted Net Income in the second quarter of 2025 of $39.7 million, or $0.36 per diluted share. Expenses associated with mergers and acquisitions of $0.7 million and $1.5 million during the second quarters of 2026 and 2025, respectively, are included in general and administrative expenses. Special items are presented in detail in the calculation of Adjusted Net Income and Adjusted Diluted EPS in the Supplemental Financial Information following the financial statements presented herein.

The increases in Diluted EPS and Adjusted Diluted EPS compared with the prior year quarter resulted from activations of previously idle facilities resulting from new contract awards at the 2,400-bed Dilley Immigration Processing Center (Dilley Facility), our 600-bed West Tennessee Detention Facility (West Tennessee Facility), the 2,560-bed California City Detention Facility (California City Facility), our 2,160-bed Diamondback Correctional Facility (Diamondback Facility), and the 1,033-bed Midwest Regional Reception Center (Midwest Facility). Increases in Diluted EPS and Adjusted Diluted EPS also resulted from higher federal and state populations, the acquisition of the Farmville Detention Center on July 1, 2025, the acquisition of Clinical Solutions Pharmacy (CSP) on April 1, 2026, and an 8.9% reduction in weighted average diluted shares outstanding. The year-over-year increases in Diluted EPS and Adjusted Diluted EPS would be even more pronounced if the comparative second quarter 2025 financial results did not include the nonrecurring benefit of $11.6 million of Employee Retention Credits (ERCs) available under the CARES Act and interest earned thereon. Occupancy levels in our Residential segment increased to 78.4% in the second quarter of 2026 compared with 76.8% in the second quarter of 2025.

The solutions we provide to our federal customers, including primarily ICE and the U.S Marshals Service (USMS) continue to be a significant component of our business. The federal customers in our Residential segment generated approximately 53% of our total revenue for both the three months ended June 30, 2026 and 2025, increasing $78.2 million, or 27.2%, during the three months ended June 30, 2026 as compared with the same period in 2025. The increase in federal revenue was primarily a result of increased occupancy at certain facilities, particularly those where we have contracts with ICE, and per diem increases.

Operating margins in the CoreCivic Residential segment decreased to 22.4% from 26.1% in the prior year quarter primarily due to $8.2 million of ERCs, excluding interest, reflected in the second quarter of 2025, and by a decline in ICE populations in our care at facilities other than those we recently activated. Operating margins in the CoreCivic Residential segment were positively impacted during the three months ended June 30, 2026 by the activations of the previously idled California City Facility, our West Tennessee Facility, our Diamondback Facility, and the Midwest Facility. While these four facilities continue to be in various stages of activation, they generated operating income of $21.1 million during the three months ended June 30, 2026, in the aggregate. We anticipate these facilities will continue to contribute to an increase in operating margins in future quarters as we expect the occupancy at these facilities to continue to increase. Total revenue at these four facilities was $80.1 million during the three months ended June 30, 2026. We expect the activation of the 1,600-bed Prairie Correctional Facility (Prairie Facility), as further described hereinafter, to negatively impact margins during the second half of 2026 as we hire staff and incur expenses to prepare to receive detainees.

Second Quarter 2026 Financial Results

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $108.7 million in the second quarter of 2026, compared with $101.8 million in the second quarter of 2025. Adjusted EBITDA, which excludes special items, was $109.4 million in the second quarter of 2026, compared with $103.3 million in the second quarter of 2025. The increase in EBITDA and Adjusted EBITDA was primarily driven by the activation of five previously idle facilities, the acquisition of the Farmville Detention Center and CSP, partially offset by an increase in general and administrative expenses. Similar to our per share increases, EBITDA and Adjusted EBITDA would have been more pronounced if the comparative second quarter 2025 financial results did not include the nonrecurring benefit of $11.6 million of ERCs and interest earned thereon.

Funds From Operations (FFO) for the second quarter of 2026 was $62.9 million, or $0.63 per diluted share, compared with $63.5 million, or $0.58 per diluted share, in the second quarter of 2025. Normalized FFO, which excludes special items, was $63.5 million, or $0.64 per diluted share, in the second quarter of 2026, compared with $64.6 million, or $0.59 per diluted share, in the second quarter of 2025. Normalized FFO per share was positively impacted by the same factors that affected Adjusted EBITDA, as well as a reduction in weighted average diluted shares outstanding compared with the prior year quarter, partially offset by an increase in interest expense, which is not reflected in Adjusted EBITDA.

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and the note following the financial statements herein for further discussion and reconciliations of these measures to net income, the most directly comparable GAAP measure.

Facility Sales & Continuing Management

Subsequent to quarter-end, we completed the sales on July 2, 2026 of our California City Facility and our 1,994-bed Otay Mesa Detention Center (Otay Mesa Facility), both located in California. On August 4, 2026, after announcing a new management contract with ICE to activate the Prairie Facility as further described hereafter, we completed the sales of our Prairie Facility and our Midwest Facility. The gross sales price for these four facility sales totals $2.2 billion, resulting in an aggregate gain on sale of approximately $1.8 billion to be reported in the third quarter of 2026. After federal and state income taxes of approximately $0.5 billion and transaction costs, we anticipate our net proceeds from the facility sales to be approximately $1.6 billion. All of these facilities were sold to the United States of America and its assigns, by and through the Department of Homeland Security.

Second Quarter 2026 Financial Results

We currently expect to continue to manage these four facilities under existing management contracts with ICE, although the terms of the management contracts may be modified to reflect the change in ownership. However, since all of our contracts with ICE provide it with the ability to terminate our contracts for non-appropriation of funds or for convenience, we can provide no assurance that we will continue to manage these facilities in the future, or that the terms of the management agreements will remain the same. The management contract for the California City Facility expires in August 2027, the management contract for the Otay Mesa Facility expires in December 2029 and contains a five-year extension option, the management contract for the Midwest Facility expires in September 2027, and the management contract for the Prairie Facility expires in August 2031.

In addition to the facility sales completed to-date, we have recently begun discussions with ICE about the potential acquisition of additional detention facilities from us. These discussions are in preliminary stages, and we can provide no assurance that any additional sales will occur.

Capital Strategy

Share Repurchases. On August 4, 2026 the board of directors (BOD) authorized an increase to our existing share repurchase program pursuant to which CoreCivic may purchase up to an additional $500.0 million in shares of CoreCivic’s outstanding common stock. As a result of the increase, the aggregate authorization under CoreCivic’s repurchase program increased from $700.0 million shares of common stock to up to $1.2 billion shares of common stock. Since the share repurchase program was authorized in May 2022, we have repurchased a total of 28.1 million shares at an aggregate cost of $444.2 million, or $15.82 per share, excluding fees, commissions and other costs related to the repurchases. We did not repurchase any shares during the second quarter of 2026.

Including the increased authorization, we have $755.8 million remaining under the share repurchase program. Additional repurchases of common stock will be made in accordance with applicable securities laws and may be made at management’s discretion within parameters set by the BOD from time to time in the open market, through privately negotiated transactions, accelerated share repurchases or otherwise, subject to restricted payment limitations in our debt agreements. The share repurchase program currently has no time limit and does not obligate us to purchase any particular amount of our common stock. The authorization for the share repurchase program may be terminated, suspended, increased or decreased by the BOD in its discretion at any time.

Debt Repayments. A portion of the net proceeds from the sales of our California City Facility and our Otay Mesa Facility amounting to $1.1 billion after estimated federal and state income taxes and transaction costs, was used to pay down portions of our Bank Credit Facility, including all of the $270.0 million outstanding on the Revolving Credit Facility, which has a borrowing capacity of $575.0 million and can be redrawn, and the $100.0 million outstanding balance of the Incremental Term Loan. The Incremental Term Loan was scheduled to expire on April 10, 2027. Additionally, on July 13, 2026, we delivered an irrevocable notice to the holders of all of our previously issued $250.0 million original aggregate principal amount of 4.75% senior notes due 2027 (2027 Notes) that we have elected to redeem in full the 2027 Notes that remain outstanding on August 12, 2026 (Redemption Date). The 2027 Notes were otherwise scheduled to mature on October 15, 2027. The 2027 Notes will be redeemed at a redemption price equal to 100.00% of the principal amount of the then outstanding 2027 Notes, plus the applicable “make-whole” premium specified in the indenture, as supplemented, governing the 2027 Senior Notes, plus accrued and unpaid interest to, but not including, the Redemption Date. The principal amount of the outstanding 2027 Notes is currently $238.5 million. Following these debt repayments, the Company’s total debt outstanding is expected to be approximately $739.1 million.

Second Quarter 2026 Financial Results

Other Business Developments

Activation of the Prairie Facility. On August 3, 2026, we were awarded a new management contract with ICE to utilize the Prairie Facility, a facility that has been idle since 2010. The new contract commences on August 11, 2026, for a term of five years. The agreement provides for a fixed monthly payment plus an incremental per diem payment based on detainee populations. Taking into account start-up activities and the phased commencement of intake operations, we currently expect an immaterial impact to earnings for the remainder of 2026. Once the facility is fully activated, we expect this facility to generate total annual revenue of approximately $75 million. We expect to begin receiving detainees in the fourth quarter of 2026, with the activation estimated to be complete in the second quarter of 2027.

Acquisition of Clinical Solutions Pharmacy. As we disclosed last quarter, on April 1, 2026, we completed the acquisition of CSP, one of the largest providers of mail order pharmacy services to correctional facilities in the United States, serving over 600 correctional facilities, including correctional facilities owned or operated by CoreCivic, across 32 states. The aggregate purchase price of $199.8 million includes an estimated earn-out and the acquisition of working capital accounts, but excludes $3.1 million of transaction-related expenses incurred through June 30, 2026. The initial purchase price of $148.0 million, excluding the earn-out, was funded with cash on hand and borrowings under the Revolving Credit Facility. The earn-out, which is based on specified financial targets in 2026, was estimated at fair value of $51.8 million at June 30, 2026, and will be remeasured at fair value each reporting period until settled in cash, expected in the first half of 2027.

Redefining Operating & Reportable Segments. As a result of the acquisition of CSP and to better reflect our operational strategy, beginning in the second quarter of 2026, we changed our reporting segments to align our financial reporting with the manner in which we manage our businesses. As a result, we redefined our operating and reportable segments as follows:

•

CoreCivic Residential segment, consisting of the 64 correctional, detention, and reentry facilities we manage, 60 of which we owned or controlled via a long-term lease as of June 30, 2026, and four of which were owned by third parties, with a design capacity of 72,000 beds. As previously mentioned, subsequent to quarter-end, we sold four detention facilities we owned, although we continue to manage these facilities.

•

CoreCivic Services segment, representing the delivery of complementary services to the corrections industry through our wholly-owned subsidiaries, including CSP, TransCor America, LLC (TransCor), and Recovery Monitoring Solutions (RMS). TransCor provides transportation services to governmental agencies and CoreCivic, while RMS provides electronic monitoring and case management services as alternatives to incarceration; and

•	CoreCivic Properties segment, consisting of the five correctional real estate properties held for lease to government agencies, with a total design capacity of approximately 8,000 beds.

Second Quarter 2026 Financial Results

2026 Financial Guidance

Based on current business conditions, we are providing the following updated financial guidance for the full year 2026:

	Updated Guidance Full Year 2026	Prior Guidance Full Year 2026
➣ Net income	$1.497 billion to $1.516 billion	$147.8 million to $157.8 million
➣ Adjusted Net Income	$161.5 million to $169.5 million	$149.5 million to $159.5 million
➣ Diluted EPS	$15.00 to $15.20	$1.51 to $1.61
➣ Adjusted Diluted EPS	$1.62 to $1.70	$1.53 to $1.63
➣ FFO per diluted share	$2.59 to $2.68	$2.58 to $2.68
➣ Normalized FFO per diluted share	$2.61 to $2.70	$2.60 to $2.70
➣ EBITDA	$2.222 billion to $2.242 billion	$451.3 million to $459.3 million
➣ Adjusted EBITDA	$440.5 million to $445.5 million	$453.8 million to $461.8 million

The updated guidance reflects our best estimate of the financial impact of the four facility sales, and our expected continued management of these facilities. Although we and ICE have not yet modified the management contracts for these facilities to reflect the change in ownership, the range of our guidance incorporates our best estimate of the financial impact of the change in ownership.

The updated guidance for Net income and Diluted EPS were most notably impacted by the gain on sale of the four facilities sold, which will be reported in the third quarter of 2026, and by the repayment of $608.5 million of debt, with a portion of proceeds from the facility sales, including $238.5 million of the 2027 Notes that will be repaid on August 12, 2026. Adjusted Net Income, FFO, and EBITDA, which exclude the after-tax impact of the gain, were each favorably impacted by interest income associated with the residual cash balance after the repayment of debt, resulting from the facility sales. Unlike Net Income and FFO, EBITDA excludes the benefit of the reduction in interest expense resulting from the repayment of debt.

Our updated guidance does not include the impact of any share repurchases we may execute during the second half of 2026, which could negatively impact Net Income, FFO, and EBITDA for a reduction in interest income associated with any cash used to repurchase shares, but could favorably impact their corresponding per share measures for the reduction in our weighted average shares outstanding.

Second Quarter 2026 Financial Results

In addition to the financial impact associated with the facility sales, our updated guidance reflects modestly higher residential populations compared with our previous forecast based on recent trends, and includes an increase in general and administrative expenses for higher incentive compensation associated with the facility sales. Although the updated guidance includes the new management contract at the Prairie Facility, taking into account start-up activities and a phased commencement of intake operations at the facility, the updated guidance reflects an immaterial impact to earnings for the remainder of 2026.

In addition to the facility sales completed to-date, we have recently begun discussions with ICE about the potential acquisition of additional detention facilities from us. These discussions are in preliminary stages, and we can provide no assurance that any additional facility sales will occur. Our updated guidance does not include the impact of any potential additional facility sales.

During 2026, we expect to invest $30.0 million to $35.0 million in maintenance capital expenditures on real estate assets, $35.0 million to $40.0 million for maintenance capital expenditures on other assets and information technology, and $15.0 million for other capital investments. We also expect to invest $35.0 million to $40.0 million for capital expenditures associated with previously idled facilities we are activating and for additional potential facility activations, in order to prepare these facilities to quickly accept residential populations if opportunities arise.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the second quarter of 2026. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Financial Information” of the Investors section. We do not undertake any obligation and disclaim any duties to update any of the information disclosed in this report.

Management may meet with investors from time to time during the second quarter of 2026. Written materials used in the investor presentations will also be available on our website beginning on or about August 24, 2026. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Events & Presentations” of the Investors section.

Conference Call, Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on Thursday, August 6, 2026, which will be accessible through the Company’s website at www.corecivic.com under the “Events & Presentations” section of the “Investors” page. To participate via telephone and join the call live, please register in advance here https://register-conf.media-server.com/register/BI99959d3b30da46f3a101e52cd0e2654d. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode.

Second Quarter 2026 Financial Results

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that help build safer, healthier, and more productive communities one person at a time through residential corrections, detention, and reentry management, complementary service offerings to the corrections industry that include pharmaceutical, transportation, and alternatives to incarceration, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and one of the largest operators of such facilities in the United States. We have been a flexible and dependable partner for government for more than 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) changes in government policy, legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including, but not limited to, the continued utilization of our correctional and detention facilities by the federal government as a consequence of presidential executive orders, changes in how the federal government, including ICE, elects to use our detention capacity or otherwise procures alternative detention capacity, and the impact of any changes to immigration reform and sentencing laws (we do not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention); (ii) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity and effects of inmate disturbances; (iii) changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds; (iv) our ability to successfully activate idle facilities in a timely manner in order to meet the growth in demand for our facilities and services from the federal government that has occurred as a result of changes in policies and actions of the current presidential administration, and to realize projected returns resulting therefrom; (v) general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy; (vi) fluctuations in our operating results because of, among other things, changes in occupancy levels; competition; contract renegotiations or terminations including as a result of a change in facility ownership; inflation and other increases in costs of operations, including a rise in labor costs; fluctuations in interest rates and risks of operations; (vii) government budget uncertainty, the impact of debt ceilings and government shutdowns, including partial shutdowns, and changing budget priorities; (viii) our ability to successfully identify and consummate future development and acquisition opportunities, integrate their operations, and realize projected returns resulting therefrom; (ix) the availability of debt and equity financing on terms that are favorable to us, or at all; and (x) our ability to successfully consummate the sales of additional company-owned assets, including the potential sale of additional facilities to ICE, on a timely basis and on commercially favorable terms. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

Second Quarter 2026 Financial Results

We take no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services, except as may be required by law.

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Second Quarter 2026 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

ASSETS	June 30, 2026	December 31, 2025
Cash and cash equivalents	$108,934	$97,929
Restricted cash	13,869	14,517
Accounts receivable, net of credit loss reserve of $5,635 and $4,506, respectively	463,089	446,224
Prepaid expenses and other current assets	78,475	49,904
Assets held for sale	2,513	2,513

Total current assets	666,880	611,087
Real estate and related assets:
Property and equipment, net of accumulated depreciation of $2,068,069 and 2,012,353, respectively	2,148,959	2,132,206
Other real estate assets	177,295	182,479
Goodwill	59,115	8,551
Other assets	403,390	322,420

Total assets	$3,455,639	$3,256,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$390,443	$353,173
Current portion of long-term debt	115,250	15,701

Total current liabilities	505,693	368,874
Long-term debt, net	1,231,770	1,205,037
Deferred revenue	6,905	8,719
Non-current deferred tax liabilities	110,115	98,364
Other liabilities	162,679	170,500

Total liabilities	2,017,162	1,851,494

Commitments and contingencies
Preferred stock – $0.01 par value; 50,000 shares authorized; none issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock – $0.01 par value; 300,000 shares authorized; 98,893 and 100,051 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	989	1,001
Additional paid-in capital	1,485,910	1,527,724
Accumulated deficit	(48,422)	(123,476)

Total stockholders’ equity	1,438,477	1,405,249

Total liabilities and stockholders’ equity	$3,455,639	$3,256,743

Second Quarter 2026 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
REVENUE:	$684,917	$538,165	$1,299,646	$1,026,792

EXPENSES:
Operating	535,983	398,342	1,003,702	773,079
General and administrative	44,126	43,882	87,802	79,898
Depreciation and amortization	35,814	31,108	69,149	61,626

	615,923	473,332	1,160,653	914,603

OTHER INCOME (EXPENSE):
Interest expense, net	(22,279)	(12,539)	(39,960)	(27,770)
Other income (expense)	797	(35)	789	(70)

INCOME BEFORE INCOME TAXES	47,512	52,259	99,822	84,349
Income tax expense	(10,374)	(13,716)	(24,768)	(20,693)

NET INCOME	$37,138	$38,543	$75,054	$63,656

BASIC EARNINGS PER SHARE	$0.38	$0.35	$0.76	$0.58

DILUTED EARNINGS PER SHARE	$0.37	$0.35	$0.76	$0.58

Second Quarter 2026 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$37,138	$38,543	$75,054	$63,656
Special items:
Expenses associated with mergers and acquisitions	724	1,538	3,148	1,538
Income tax benefit for special items	(182)	(427)	(861)	(427)

Adjusted net income	$37,680	$39,654	$77,341	$64,767

Weighted average common shares outstanding - basic
Effect of dilutive securities:	98,891	108,627	98,806	109,056
Restricted stock-based awards	545	542	576	756

Weighted average shares and assumed conversions - diluted	99,436	109,169	99,382	109,812

Adjusted Diluted EPS	$0.38	$0.36	$0.78	$0.59

Second Quarter 2026 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$37,138	$38,543	$75,054	$63,656
Depreciation and amortization of real estate assets	25,785	24,920	51,179	49,518

Funds From Operations	$62,923	$63,463	$126,233	$113,174
Expenses associated with mergers and acquisitions	724	1,538	3,148	1,538
Income tax benefit for special items	(182)	(427)	(861)	(427)

Normalized Funds From Operations	$63,465	$64,574	$128,520	$114,285

Funds from Operations Per Diluted Share	$0.63	$0.58	$1.27	$1.03

Normalized Funds From Operations Per Diluted Share	$0.64	$0.59	$1.29	$1.04

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$37,138	$38,543	$75,054	$63,656
Interest expense	25,394	18,428	47,436	36,809
Depreciation and amortization	35,814	31,108	69,149	61,626
Income tax expense	10,374	13,716	24,768	20,693

EBITDA	$108,720	$101,795	$216,407	$182,784
Expenses associated with mergers and acquisitions	724	1,538	3,148	1,538

Adjusted EBITDA	$109,444	$103,333	$219,555	$184,322

Second Quarter 2026 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

GUIDANCE — CALCULATION OF ADJUSTED NET INCOME, FUNDS FROM OPERATIONS, NORMALIZED FUNDS FROM OPERATIONS, EBITDA, AND NORMALIZED EBITDA

	Guidance Range
	For the Year Ending
	December 31, 2026
	Low End of	High End of
	Guidance	Guidance
Net income	$1,496,535	$1,515,773
Expenses associated with mergers and acquisitions	3,124	3,174
Gain on sale of real estate assets, net	(1,785,000)	(1,800,000)
Income tax expense for special items	446,841	450,553

Adjusted net income	$161,500	$169,500

Net income	$1,496,535	$1,515,773
Depreciation and amortization of real estate assets	99,000	100,000
Gain on sale of real estate assets, net	(1,785,000)	(1,800,000)
Income tax expense for special items	447,678	451,440

Funds From Operations	$258,213	$267,213
Expenses associated with mergers and acquisitions	3,124	3,174
Income tax benefit for special items	(837)	(887)

Normalized Funds From Operations	$260,500	$269,500

Diluted EPS	$15.00	$15.20

Adjusted Diluted EPS	$1.62	$1.70

FFO per diluted share	$2.59	$2.68

Normalized FFO per diluted share	$2.61	$2.70

Net income	$1,496,535	$1,515,773
Interest expense	80,000	79,000
Depreciation and amortization	142,500	141,500
Income tax expense	503,317	506,079

EBITDA	$2,222,352	$2,242,352
Expenses associated with mergers and acquisitions	3,124	3,174
Gain on sale of real estate assets, net	(1,785,000)	(1,800,000)

Adjusted EBITDA	$440,476	$445,526

Second Quarter 2026 Financial Results

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its properties and their management teams. The Company believes that it is useful to provide investors, security analysts, and other interested parties disclosures of its results of operations on the same basis that is used by management.

FFO, in particular, is a widely accepted non-GAAP supplemental measure of performance of real estate companies, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis. As a company with extensive real estate holdings, we believe FFO and FFO per share are important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs and other real estate operating companies, many of which present FFO and FFO per share when reporting results. EBITDA, Adjusted EBITDA, and FFO are useful as supplemental measures of performance of the Company’s properties because such measures do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. The Company may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary or ordinary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. The Company calculates Adjusted Net Income by adding to GAAP Net Income expenses associated with the Company’s debt repayments and refinancing transactions, and certain impairments and other charges that the Company believes are unusual or non-recurring to provide an alternative measure of comparing operating performance for the periods presented.

Other companies may calculate Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO and, where appropriate, their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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